Exhibit 99(a)(5)(L)
CORPORATE PARTICIPANTS

Kiran Bhojani
E.ON AG - Head of Investor Relations

Wulf Bernotat
E.ON AG - CEO

Erhard Schipporeit
E.ON AG - CFO

CONFERENCE CALL PARTICIPANTS

Vincent Giles
Heuda - Analyst

Luda Schumacher
DRKW - Analyst

Daniel Lacalle
ABN Amro - Analyst

Richard Smith
Deutsche Bank - Analyst

Jonathan Merles
Exane BNP Paribas - Analyst

Karin Brinkmann
Analyst

Simon Flowers
Merrill Lynch - Analyst

Nils Machenbere
Analyst

Chris Rogers
JP Morgan - Analyst

Raimundo Fernandez-Cuesta
Credit Suisse - Analyst

Deborah Wilkins
Analyst

Li Dunlop
Cazenove Group - Analyst

Adrian Fourcade
Deutsche Bank - Analyst

Andreas Feenan
Analyst

Marc Watton
BNP Paribas - Analyst

Ingo Becker
Keppler Equities - Analyst

Alessandro D'Erme
UBS - Analyst

Tom Lyons
UBS - Analyst

Henrik van Voovent
Analyst

PRESENTATION

Operator

Afternoon ladies and gentlemen. And welcome to today’s E.ON AG’s investor and analyst conference call. Before we begin I will read a few preliminary legal notices. The statements made today do not constitute an invitation to sell or an offer to buy any securities. Endesa investors and security holders are urged to read the tender offer statement and prospectus from E.ON regarding the proposed tender offer from Endesa when they become available because they will contain important information. A free copy of the relevant tender offer materials will be available on the CNMV’s website at www.cnmv.es, on the SEC’s website at www.sec.gov, and on www.eon.com. The statements made today may contain forward-looking statements. Various known and unknown factors could lead to material differences between the actual figures, results and financial situations of E.ON and Endesa and estimates given here. I would now like to hand over to your host, Mr. Kiran Bhojani, Head of Investor Relations. Please go ahead sir.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thank you Steven. Dear analysts and investors, good afternoon. Buenos tardes. Thank you for joining us on the conference call from Madrid. We are delighted to have also our U.S. investors, and also analysts and investors joining in the EI conference in London where broke up their program right now to listen to this conference call.

On the conference call we have Mr. Wulf Bernotat, our CEO, and Mr. Erhard Schipporeit, our CFO.

Before I hand over to Mr. Bernotat for his presentation, I would like to make one following comment. Starting tomorrow there will be an intensive and compact road show over the next few days on this transaction in two teams, one headed by Mr. Bernotat and another one, Mr. Schipporeit. We will all travel to the major cities in Europe and to the United States. We feel very strongly about our commitment to the capital market in terms of direct dialogue with our shareholders.

With this, I now hand over to Mr. Wulf Bernotat. Wulf?

Wulf Bernotat - E.ON AG - CEO

Yes. Good afternoon and for those in the United States, good morning ladies and gentlemen. And welcome to our special investor and analyst presentation and conference call. We have convened this call to explain E.ON’s offer to acquire 100% of the outstanding shares in Endesa following our submission to the CNMV and our announcement to the capital market earlier this morning.

This presentation provides an overview of the transaction structure and expected timetable, and the detailed explanation of the strategic economic and financial logic of the transaction for the E.ON Group and its investors.

Following discussions with Endesa management, E.ON has today submitted an all-cash offer for 100% of Endesa’s shares for €27.50 per share. This amounts to a total consideration of €29.1b for the equity of Endesa.

This is the largest acquisition in the history of the E.ON Group and, indeed, the power industry as a whole. It represents a major step forward in broadening the Group’s geographic scope and in implementing our vision to create the world’s leading power and gas company.

When we committed ourselves to further growth last year, we made it clear that we would do so only where it met our strategy and financial criteria. Indeed, I gave you my personal commitment to delivering that objective. I am therefore delighted to announce that this transaction delivers on that promise.

It combines compelling strategic rationale with very strong financials. Moreover, not only will it create value for our shareholders, it will benefit all of our stakeholders. It creates a business capable of investing in the long term in Europe’s energy infrastructure, and it creates enhanced career opportunities for the employees of both Endesa and E.ON.

The offer price is €27.50 per share in cash, which amounts to an enterprise value of €55.2b, divided between equity of €29.1b and debt provisions and minorities of €26.1b. This will be subject to adjustments up to the amount of dividend payments before closure, if any.

Given that this represents a premium of 48.2% to Endesa’s undisturbed share price, we envisage that Endesa’s management will be supportive of our approach.

The offer is also subject to a number of conditions, namely the CNMV’s approval of the offer document, Endesa’s shareholder approval to waive certain bylaw restrictions, and at least a 50.01% acceptance from Endesa shareholders.

Given the value of the offer we have made today, however, and the discussions we have had already with Endesa, we do not see any major obstacle to satisfying these conditions. We therefore envisage closing by mid year 2006.

In strategic terms, this transaction is a major step forward for the E.ON Group in delivering its vision to create the world’s leading power and gas company. Indeed, the combination of E.ON and Endesa is an outstanding fit which first combines E.ON’s compelling quality scale across the European gas and power market, with the excellent positions of Endesa in Southern Europe to create a business with unrivalled geographic scope.

Second, combines E.ON’s high-quality asset portfolio with Endesa’s outstanding position in fast-growing markets to give excellent opportunities to grow the business further.

And third, brings together two businesses with the same vision of creating a leading integrated power and gas business with the ability to invest for the long term to create enduring value for both our investors and our customers.

In summary, the transaction brings together two businesses with complementary skills and assets, and with a common view of the right strategic business model to deliver long-term value for stakeholders.

As I have already stated, this offer follows our decision last year to pursue further growth options. We made that decision because we believe that it was the right time to look for further growth for two reasons. First, following our early success in delivering the integration and performance target we set after the On Top project. And second, because of the favorable market conditions and outlook which our strong financial position gave us a unique opportunity to explore it.

We believe that this transaction shows we made the right judgment and demonstrates that we have the capability to set clear and consistent strategic objectives and then to deliver against it.

Looking in more detail at the market position of the combined E.ON/Endesa Group, it is worth reflecting for a moment on just how robust and compelling this combination is.

In Europe, the business will have power and gas sales of 515 terawatt hours, and 931 terawatt hours respectively, over a base of 41m customers and total power production of 327 terawatt hours.

In the Americas, the business will have a balanced portfolio of around 94 terawatt hour power production, and sales at a base of around 13m customers.

In addition, the combined business will have a greatly diversified earnings profile in comparison to the existing E.ON Group, with around 40% of EBITDA coming from outside of E.ON’s traditional Northern European market.

The combination of E.ON and Endesa also brings the following opportunities for future value creation. First, it creates Europe’s leading energy business in a single shot. Second, it gives the opportunity for future growth. And finally, it creates a business with world-class scale.

Ladies and gentlemen, I would now like to talk about each of these opportunities in a bit more detail. Looking at the transaction specifically from a European perspective, I first want to mention some of the key trends that are currently shaping the European energy landscape which have had a major impact on our strategic thinking in relation to this transaction.

The first key trend has been the rapidly evolving competitive landscape, with privatization and consolidation continuing over the last 12 months, and with further activity from the European Commission, looking at how the now liberalized but fragmented European energy market can be developed into a single European energy market.

The second key trend is a challenge of renewing and developing Europe’s energy infrastructure to cope with a decline in indigenous gas production and to renew and develop a large part of Europe’s power infrastructure. We strongly believe that quality assets, skills, experience and scale will be key competitive advantages in the face of these trends. This is why E.ON has always emphasized the importance of creating leading market positions as a key source of competitive advantage, both to create economies of scale to reduce cost and to manage volatile commodity markets to reduce risk.

This transaction is fully in line with this philosophy as it gives us a leading position in all of Europe’s regional power markets. In addition, and not factored into our evaluation, the diversity of the combined business will give us the opportunity to extract further cost and revenue synergies, ranging from cost sharing and joint procurement activities, to operational best practice transfer, to improved risk management and commodity optimization.

Moreover, in addition to the short-term opportunities created from this pan-European platform, this transaction places E.ON in a unique position over the longer run, to develop the business into the market leader in the evolving pan-European market.

The E.U.’s long-term vision is to develop a pan-European electricity market, with increased interconnection and integration of our exchanges. E.ON sees this vision as a natural development of European energy market liberalization, and as a key step in driving out long-term value from our business model. Indeed, we fully support the E.U.’s vision, and we are committed to strengthening the interconnection of the European markets in order to play a full part in realizing the vision of a single European market.

Looking in more detail at the specific markets in which Endesa operates, Spain is clearly the most important and is highly attractive for several reasons. First, it is one of Europe’s largest and fastest-growing energy markets. It is the fifth largest power market with total consumption of 240 terawatt hours per year, and the sixth largest gas market with over 340 terawatt hours per year. Year-on-year growth for the past five years has been over 5% for power, and 73% for gas.

Second, Endesa has a leading position in the market with the number one position in power generation, with 22 gigawatts of capacity and a leading position in power supply, with 12m customers. Endesa has a strong position in gas supply, with 6b cubic meters of long-term contracts and with shares in new LNG regasification terminals with around 10 BCM of capacity.

Finally, the Spanish market also has the potential for gas power convergence at both the wholesale and retail level, given both the strong growth in CCGT capacity and a strong growth in retail gas demand. Endesa’s assets, coupled with E.ON’s experience, puts the combined Group in an excellent position to take advantage of this trend.

In addition, Endesa has also built up a strong position in the Italian market and has developed -- or is developing a foothold in the French and Polish market. In Italy, Endesa has the number three position in the power market, with 6.6 gigawatts of capacity and has access to future LNG import capacity of 2 BCM. This combines neatly with E.ON’s existing plans to build an 800 megawatt CCGT power station in Northern Italy, and our existing base of 750,000 gas customers.

In France, meanwhile, Endesa has a capacity of 2.5 gigawatts and in Poland Endesa has recently reached preliminary agreement to acquire Dolna Odra a 2 gigawatt of coal-fired capacity. Again, these positions combine neatly with the existing positions that E.ON already has in energy sales in these markets.

Outside of Europe, Endesa has also developed a strong position in the Latin American market which, as well as being a strong and stable business in itself, with an attractive cash generation profile, also provides an excellent platform for further growth.

In the Latin American market as a whole, Endesa has a balanced position between power generation and distribution, with 58 terawatt hours of predominantly hydro production, and 55 terawatt hours of sales across a base of 11m customers.

In addition, the Latin American outlook is now much improved following the recovery of most countries from the economic crisis of a few years ago. In particular, Chile, the core country of Endesa’s Latin American business, represents an attractive opportunity for future growth.

The Chilean market has a stable regulatory framework, a strong A country rating, coupled with a strong historical growth rate of 5% annual average growth from 2001 to 2005. This compares very favorably with a number of E.ON’s existing European markets.

In summary, the markets in which Endesa has gained a strong position gives new opportunities for growth, with historical average annual growth rates ranging from over 5% in Spain and Latin America, to just over 2% in Italy. Moreover, this growth does not come at the expense of excessive risk.

I want to finish on the strategic aspects of the transaction by making a few observations about the absolute scale of the combined business post acquisition. As I have already said, the new business will be the largest power and gas company in the world. But even more importantly, it will also have the scale of a global major.

This is strategically important for two reasons. First, it means that the Group has the scale and resources to fund major capital investments on balance sheet and to bear the risk of investing for the long term into some of the world’s most volatile commodity markets.

Second, the combined purchasing power of the Group, with over 50m customers, means that you can secure the best deal for all of our customers by leveraging their collective strength in negotiations with primary energy producers.

As far as the Group structure is concerned, we do not see any need to make a significant change to the existing structure of E.ON. We have already proved the value of our market unit structure, having driven out significant value from integration and best practice transfer since we completed the On Top project. We see no need to revise this successful structure now.

This means that Endesa will be responsible for managing the market unit in Southern Europe and Latin America, and will have full operational responsibility for delivering this market unit business plan. In turn, this means that there will be no redundancy cost by the combination of Endesa and E.ON. And Endesa will retain both the integrity of the existing business and a high degree of operational independence.

Moreover, Endesa’s management and employees will have an excellent opportunity to make a significant contribution to shaping and driving performance in the combined business, just as employees who have joined the Group from previous acquisitions have done so. The one E.ON philosophy is all about making the best use of the talent we have across the Group, and we look forward to bringing our new colleagues into the fold.

Indeed, we intend to take full advantage of one of Endesa’s key areas of expertise immediately, namely the center for excellence and distribution based in Barcelona. Our intention is to build this into a global center of excellence which will serve as a key resource for the entire E.ON Group.

This will enable us to combine the experience of Endesa in driving outstanding performance in efficient network operations, with the best-in-class performance of E.ON in network reliability. Moreover, this clearly demonstrates our commitment to maintain and develop Spain as a global center of expertise for the E.ON Group.

As well as maintaining our Group structure, our existing management philosophy will also continue to apply across the Group post acquisition. This means, first, a strong focus on integrating the new business into the Group, coupled with a continued push for improved performance across all existing market units to drive out short-term value.

Second, maintaining a disciplined approach to investment, with priority on continuing to strengthen our integrated power and gas business in existing markets.

Third, maintaining a policy of active portfolio management, with periodic review of the strategic fit and value-creation potential of all our activities.

And last, but not least, strong financial discipline with continued commitment to maintaining a strong balance sheet, thus giving us the ability to fund our long-term capital investment aspirations.

Looking specifically at the financial implications, the transaction is also excellent news for the E.ON Group and its investors. The acquisition is earnings enhancing following the first full year of acquisition and delivers returns above cost of capital. Indeed, absolute value added for the E.ON Group will be increased significantly in the first full year after acquisition.

Additionally, the new business brings new growth potential, a more efficient capital structure and hence lower cost of capital and potential further upside from additional synergies that has not yet been factored into our evaluation.

E.ON’s offer amount to a cash payment of €29.1b, and we will fund the offer via debt and existing resources, and we have already secured credit facilities. We are committed to maintaining a single A flat rating post transaction completion, and we are confident that this can be achieved, given the resulting financial structure. Nevertheless, if necessary, to support this rating, we are prepared to issue new equity equivalent instruments for new equity up to a value of no more than 10% of total share capital.

There will also be no change in our dividend policy going forward. We will propose a dividend to our Supervisory Board of €7.00 per share for the Annual General Meeting. This dividend comprises our already-announced special dividend from the sale of our Degussa shareholding of €4.25 per share, and an ordinary dividend of €2.75 per share.

In summary, E.ON is able to finance a transaction without affecting the commitments we have made to our shareholders, and without affecting the existing capital expenditure plans of either E.ON or Endesa.

In conclusion, this transaction represents a transforming acquisition for E.ON which we believe is in the interest of all our stakeholders. For shareholders it creates a business capable of generating long-term value to driving out the immediate benefits of best-practice transfer and integration, while creating a platform to manage the transformation to a single market within Europe, and delivering further growth outside Europe.

For customers in both Spain and the E.U. as a whole, it creates a business with a scale and long-term commitment to invest in renewing and developing Europe’s energy infrastructure, and the scale and scope to ensure that Europe’s energy consumers can continue to get the best long-term deal in the international energy market.

For the employees of Endesa, it provides an opportunity to play an active role in shaping the future of the combined Group.

Finally, for Europe as a whole, it produces a business with a shared vision to deliver the single European market with more efficient commodity markets, greater security of supply, and more effective use of the E.U.’s energy infrastructure. In short, it creates the world’s leading power and gas company.

This concludes my statement ladies and gentlemen. Thank you for your attention. And we will now take your questions.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Steven, before we start on questions, we have 270 participants on the line, so we cannot accommodate all of them. So for consideration for everybody, if you can limit your questions to two questions per person we would appreciate that. Go ahead Steven.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS]. Our first question comes from [Vincent Giles]. Please go ahead, announcing your company name.

Vincent Giles - Heuda - Analyst

Yes. Good afternoon. Hi. Good afternoon, from [Heuda] actually. Very simple two questions. The first one is can you tell us whether you have talked to the Spanish government? It’s pretty clear that there is another company, I’m sure you remember that, which is making an offer for Endesa. And this other company seems to have full backing from the local government. Have you talked to the government? If yes, can you tell us whether you believe they will be neutral in this story? This is my first question.

My second question is on regulation. Bidding for a Spanish company today is clearly make a bet on what regulation will be going forward in Spain. I’m sure you’ve thought long and hard about it. Can you tell us what you believe will be regulation going forward?

Wulf Bernotat - E.ON AG - CEO

Yes. The first question about the government, we have informed the government last night about our intentions. And we will seek further contact with government representatives in due course. And as far as direction of the government is concerned, I think we should leave it to the government to comment on the transaction. And therefore we can’t yet say whether they will be neutral or not.

As far as regulation is concerned, indeed, that was an issue for intense analysis for us in the preparation of our bid. And we have in our conversations both with our strategic advisor, Mackenzie, and also in our direct contacts with the Endesa management talked about the plans of the government and the new regulation scenarios which are indeed factored into our evaluations. So we have got an understanding of what direction it will take in the Spanish market. And we have taken a conservative approach to it.

Vincent Giles - Heuda - Analyst

Could you develop a bit, because obviously everybody thinks that’s the key issue today?

Wulf Bernotat - E.ON AG - CEO

Well I don’t think it is the right frame to talk about the regulation in any detail. But there is still in the state of development as far as the Spanish regulator is concerned. But, as I said, we fully understand the mechanism. We understand the intentions of the Spanish regulator. And we have factored that into our evaluation on a conservative basis. I think that should be sufficient at this stage.

Vincent Giles - Heuda - Analyst

It’s clear, if I can add something to that --

Kiran Bhojani - E.ON AG - Head of Investor Relations

It’s a fourth question.

Vincent Giles - Heuda - Analyst

Sorry about that. If you say we talk to the management of Endesa, should we believe that the management of Endesa is going to recommend your bid?

Wulf Bernotat - E.ON AG - CEO

Well, it’s not so much about recommendation because the Spanish takeover law does not really provide for such a scheme. And therefore is a difference on the takeover code where recommendation has a very important significance, also for the process.

In Spain there is a rule that the company that has been attacked has a certain price and certain restrictions. And the restriction is exclusivity rule. They cannot be too active in their contact with potential third parties. But they are allowed, very clearly are allowed, legally, to provide information to companies like ourselves who show an interest in analyzing and studying the counter bid.

And that’s what happens. We’ve got a lot of information in this process from the Endesa management. And therefore, as we said, we have a pretty good understanding of the regulation. And Endesa, indeed, has also published documents which are public knowledge about their own plans and programs going up to 2009. And they were also subject of internal discussions with the Endesa management.

And therefore we are pretty sure that we are operating on a friendly basis with the Endesa management. And the talks we have had were very friendly and professional. And therefore we have to see what the final decision of the Endesa Board will be. But we may get perhaps a more positive recommendation or position from the Endesa Board after final approval of our bid.

Vincent Giles - Heuda - Analyst

Thank you very much.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thank you, Vincent. Next question please.

Operator

Thank you. Our next question comes from [Luda Schumacher]. Please go ahead, announcing your company name.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Hi Luda.

Luda Schumacher - DRKW - Analyst

Hi. It’s Luda at DRKW. Two questions. The first one would be on your new regional emphasis on Latin America. I seem to recall that when you looked at the global options, Latin America never really featured. And I understand that in the case of Endesa it comes as part of the package. But why is it a part of the package you are keen to keep? Is it really the new emphasis on growth? The realization of the growth is difficult to come by? That would be my first question.

And my second question is in the light of the comments made by [Nealy Cruz] only last week in terms of chronic problems and a gloomy picture as far as the development of competition in the European energy market is concerned, such a deal just a week afterwards, wouldn’t you expect some pretty strong reaction from Brussels to such a deal?

Wulf Bernotat - E.ON AG - CEO

Well, Brussels certainly is in charge as far as the merger control aspects are concerned, because this is a European merger. But if you look at the market in which we operate and in which Endesa operates there is basically very little overlap. And therefore if the Commission applied the law, which they have to, there is no reason whatsoever to deny us this transaction. And therefore we expect that we will have a smooth passage through this process in Brussels.

And politically I should say, and I made that clear in my statement, with that position we have, I think we are best positioned to ourselves support the Commission’s ambition to create a single European energy market by linking up existing regional markets which still exist in Europe by increasing the connections between those regional markets across Europe, and by providing an infrastructure for a functioning pan-European market. So I suspect, if the Commission fully understands those ambitions, there can’t be any negative reactions.

As far as your first question is concerned, Latin America. Indeed, it was not in our focus so far. And we, of course, so far only considered a step-by-step approach to move into one or two of those markets in the process which would have taken a lot of time to develop a significant position.

Now with the acquisition, or intended acquisition of Endesa, we jumped almost into a position -- a leading position in Latin America. And a restructured business which Endesa has restructured in the last few years and which is now both profitable and also provides much higher growth prospects than other markets.

And especially if you take into account that 50% of our profits -- our, I’m saying -- Endesa’s profits are coming from Chile, which is a very stable economy, with an A rating as a country, and with a highly developed regulatory framework which is superior to many of those in Europe, you can see that risk is pretty limited.

The only weaker performance Endesa is having in Latin America is in Argentina, which represents only a very small proportion of the total business. And the other markets, Brazil, Columbia and Peru are performing well. And I cannot see a reason why we should divest from those attractive positions.

Luda Schumacher - DRKW - Analyst

Okay. Thank you.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thanks Luda. Next question please.

Operator

The next question comes from Daniel Lacalle. Please go ahead, announcing your company name.

Daniel Lacalle - ABN Amro - Analyst

Good afternoon gentlemen. Daniel Lacalle from ABN Amro.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Hi Daniel.

Daniel Lacalle - ABN Amro - Analyst

Just actually a follow-up question on your views on regulation. One of the things that has been a sort of scarecrow left in the market is this view that whatever issue on the tariff deficit in Spain would most likely affect Endesa rather than any other company, and whether you have any particular views on this front and if you have, again, taken it into account in your evaluation?

And second, if you could perhaps give a few more details about your expected cost savings and synergies from the operation? Thank you so much. I’ll stick to the two questions.

Wulf Bernotat - E.ON AG - CEO

As far as regulations is concerned, we have, as I said before, studied it pretty thoroughly. And we came to the conclusion actually in line with the Endesa management, which I believe they have also published in their own documents which are available to the market, that there is no opportunity to set up a regulation which will only affect Endesa. It will affect the whole market, as it should be.

And therefore there is no way of creating something specifically negative which would just direct at the Endesa business. And we would not expect this from a regulator anyway. But, as I said before, the expected development on the regulation front has been taken into account in our evaluation.

And as far as synergies are concerned, I think we try to make it clear that this deal is not primarily synergy-driven. It is driven by growth aspects, by expanding horizontally into new markets, by transferring our successful business model of an integrated business into those new markets.

And the synergies which you can well see and which, of course, we have looked at but not taken into account are coming from integrated operations by optimizing the generation fleet and its operations, by looking at combined gas procurement activities, by benefiting from best practice existing in Endesa on the distribution side and, generally speaking, by sharing best practice across the Group as we have done in the last few years.

But I think we should solidify those assumptions first before we talk about any numbers in that area. And it would come on top anyway. It has not been included in our evaluation.

Daniel Lacalle - ABN Amro - Analyst

Thank you very much.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thank you Daniel. Steven, next one please.

Operator

Our next question comes from Richard Smith. Please go ahead, announcing your company name.

Richard Smith - Deutsche Bank - Analyst

Good afternoon. It’s Richard Smith from Deutsche Bank.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Hi Richard.

Richard Smith - Deutsche Bank - Analyst

Hi. Just a couple of questions. One is firstly do you plan on keeping any listing of Endesa shares, if you were to be successful?

And secondly, on Endesa Italia, do you envisage any issue in terms of ownership of Endesa Italia, given the preemption right that ASM Russia has?

Wulf Bernotat - E.ON AG - CEO

No. The second question is a simple no. There are no preemption rights which would come into force in this transaction because it’s only a change of the shareholder structure of Endesa itself, and not a sale of the Italian assets [technical difficulty].

As far as the [technical difficulty] we maintain the listing and there are no changes which we are planning in that respect.

Richard Smith - Deutsche Bank - Analyst

Okay. Could I just ask whether you have any free float for Endesa?

Wulf Bernotat - E.ON AG - CEO

No. I think we first should see what the acceptance level will be. And then almost automatically as a consequence of that we know what the free float is. But we have no target figure for that.

There’s only one thing one should mention is that with just over 50% in Spain you are able to manage a company. You are not restricted in your moves. You can whatever do what you like. You can sell it. You can change the name of the company. You are in full control with just over 50%.

And therefore the minimum acceptance level we have set should be 50.01%, although I should say that with the price we offered today, we expect a higher acceptance level coming out of this process.

Richard Smith - Deutsche Bank - Analyst

Thank you.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thank you Richard. Next one please.

Operator

Our next question comes from [Jonathan Merles]. Please go ahead, announcing your company name.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Hi John.

Jonathan Merles - Exane BNP Paribas - Analyst

Afternoon. It’s Jonathan Merles from Exane BNP Paribas. Two questions, if I may. The first is I was wondering if you could give an indication of your plans for NSC. Obviously it’s a holding company and as the minority shareholder, I was wondering what your plans were for there and whether there were any expected financial efficiencies that might be gained there?

Secondly, within the market that Endesa operates in, are you expecting to make any significant material changes? For example, become more aggressive in the [in Spain], more aggressive in Italy, and I was wondering if you could give an indication of [inaudible].

Wulf Bernotat - E.ON AG - CEO

Let’s start with the second part -- your second question. We are not exactly planning to be aggressive in the market, but what we will do obviously, we will be combining our efforts in Italy, as we said. We have a gas business there. We are just building a new CCGT power plant. And we have got the generation business, [Gendetta].

So that will be combined. And obviously we will continue to develop our dual fuel customer business concept which we have developed in the U.K. quite successfully in the last years. And that will also apply to the Spanish markets where our gas -- our, I’m saying that again -- Endesa’s gas position is still relatively moderate in comparison. I think they have got 600,000 customers so far. And that means there is ample scope to increase the customer base by offering the package of power and gas in the future. So that will be done, not necessarily in an aggressive way, but in a continuous process.

Endesa, I think, is a structure which is already financially highly efficient because ultimately, if you take the whole Latin American leadership structure of Endesa, they own about one third of the assets, and they control 100% of the assets via the existing structure in which [Genesis] plays a significant role in the holding company. And Endesa [inaudible].

So that is already a highly efficient structure. And we don’t see at this point, indeed, that there is any need to improve that structure. I think it’s well constructed already.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Alright Jonathan?

Jonathan Merles - Exane BNP Paribas - Analyst

Thank you very much.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thank you. Next one please.

Operator

Our next one comes from Karin Brinkmann. Please go ahead, announcing your company name.

Karin Brinkmann Analyst

Hello. [inaudible].

Wulf Bernotat - E.ON AG - CEO

Hello. [inaudible].

Karin Brinkmann Analyst

I have two questions. The first one Endesa in America you have to deal with several country governments. Has any one of them said anything against it? Have you spoken to them? Are there central control clauses or do you think that will be smooth?

And the second one is do you plan any divestments in Spain or in Latin America or in Europe? Thank you.

Wulf Bernotat - E.ON AG - CEO

Latin America is an important market for Endesa. And, as far as we know, there are no such clauses existing, as you mentioned that would be triggered by our transactions. And if you ask whether there is opposition with the local government, quite frankly, we doubt it. And we have not heard anything to that extent so far.

The business is running very smoothly. It’s a contained business. It has not been really affected by the first bid which Gas Natural has placed, and will not be affected by our counter bid.

And as far as divestments are concerned, we are not planning any asset sales as a consequence of this transaction. On the contrary, I think within the E.ON framework Endesa will have even more opportunity to grow its business where this makes sense.

One thing I should mention, I think, is that the management has identified some assets for divestment. That’s more on the property side. And that will probably go ahead as planned. But that’s all I can say. We will keep the company intact. And I think that’s also good news for the employees of Endesa.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Karin?

Karin Brinkmann Analyst

I would have some more, but I wait until later.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Okay. Thank you Karin. Next one please.

Operator

Our next question comes from Simon Flowers. Please go ahead, announcing your company name.

Simon Flowers - Merrill Lynch - Analyst

Yes. Good afternoon. It’s Simon Flowers, Merrill Lynch.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Hi Simon.

Simon Flowers - Merrill Lynch - Analyst

Hi. Just it’s very apparent that it’s not about synergies, it’s about market shares. And it’s very impressive also the number of leading market share you’ve got. Could you easily explain what size of market share it brings to you, if it does bring synergies, because I would have thought from a regulatory view it puts you more in the spotlight and increases regulatory risk, whether it’s in the new market, like Spain or Germany?

My second question is just on WACC. You published WACC last year for each of your operating units. Is there any reason to think that local WACC you use in Spain is much different to the general Group WACC? Thanks.

Wulf Bernotat - E.ON AG - CEO

Yes. The first question is about scale and market share, we are not driven by market share consideration. But we have learnt in our existing business that having the right scale and market position in a given market gives us, let’s say, advantages in running the business. It gives us also advantages with dealing with the regulators.

And if you take those positions together, there is a natural hedge, almost, in your total portfolio so that developments in one market that might be deviating from our plans can be compensated by another market. So it’s more the size, scale and position in those markets and the restrictive influence that goes with it on market development.

And, of course, we can certainly take costs out as we have demonstrated in the past in our On Top program. And we will look at those opportunities also after a successful completion of this transaction. But we suspect that a lot has been done already on the Endesa side. And we will have to sit together with them to see whether, indeed, those synergies I was referring to before could be developed as an addition.

On the WACC, I think Erhard Schipporeit should comment.

Erhard Schipporeit - E.ON AG - CFO

Yes. Concerning WACC, we clearly for any transaction we use risk adequate WACC. But this transaction clearly will end in a far more efficient balance structure than today. This is obvious. And this should at the end also result in lower rate compared to today. But I cannot be more specific on this today because we don’t know the final figure. We don’t know the acceptance level. So the total financial debt which we will have at the end is unknown.

But once more to say, a far more efficient balance sheet structure will be at the end the result of this transaction. This is also, I think, good news for the capital market.

Kiran Bhojani - E.ON AG - Head of Investor Relations

I would say post acquisition we will publish all the details, Simon.

Simon Flowers - Merrill Lynch - Analyst

Thank you.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Okay. Thanks Simon. Next one please.

Operator

Our next question comes from [Nils Machenbere]. Please go ahead, announcing your company name.

Nils Machenbere Analyst

Hello. This is Nils Machenbere from [inaudible].

Kiran Bhojani - E.ON AG - Head of Investor Relations

Hi Nils.

Nils Machenbere Analyst

The first question I have regards to the capital increase. You mentioned that there could be a possibility for capital increase up to 10%. I assume that you have talked to the rating agency. And can you give us a feeling if the capital increase is really necessary?

And in this connection, I’m looking at U.S. business which might be not really core business. Is there opportunity in the mid or long term as you divest this then business for financing reasons?

And the second question is a rather short one. Do you stick to your dividend payout ratio of 50 to 60% in the midterm? Thank you.

Wulf Bernotat - E.ON AG - CEO

Yes, starting with the last part of -- the last question. Yes, we can confirm that our dividend policy will remain unchanged, of course, with our target for 2007 of a payout ratio of between 50 and 60%. By the way, the dividend we are proposing on a utilized basis is 49%. So we’re coming close to the 50% already for the 2005 one.

The question concerning our U.S. business, I think we should look at our total portfolio, which we do from time to time, to see whether all those activities fit into our strategy and deliver performance. But for the time being we would like to concentrate really on this transaction, on its integration if we were to be successful, and to create the value out of it as we expect. And therefore the portfolio discussion is not at the forefront of our thinking at this stage.

So to your first question, capital increase, clearly it’s not our priority to increase capital. The priority is to finance this transaction as much as we can to debt to optimize our capital structure. This is the overriding target. And we will see what we have to finance at the end. This is one more thing. It depends on the final acceptance level of our offer. And then we have to decide if we need additional equity. So we may, at the end, include equity or equity equivalent instruments up to 10%. But this is the last question which we have to answer of this transaction.

Nils Machenbere Analyst

Thank you.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thank you Nils. Next one please.

Operator

The next question comes from Chris Rogers. Please go ahead, announcing your company name.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Hi Chris.

Chris Rogers - JP Morgan - Analyst

Yes. Hi guys. It’s Chris Rogers at JP Morgan. Just two hopefully fairly simple questions. One is are you able to tell us what the terms are of the loan that you’ve arranged? That is what sort of costs are [inaudible] and maybe a general cost of borrowing.

Wulf Bernotat - E.ON AG - CEO

Good try, Chris.

Chris Rogers - JP Morgan - Analyst

Okay. I’ll take that as a none.

Wulf Bernotat - E.ON AG - CEO

Very competitive. Very competitive.

Chris Rogers - JP Morgan - Analyst

Very competitive. Okay, we’ll leave it at that.

Wulf Bernotat - E.ON AG - CEO

Based on our historic financials and the financial discipline we have shown in the past, we got actually very good rates.

Chris Rogers - JP Morgan - Analyst

Okay. Okay. Perhaps to come at a different angle for the Group then. Obviously you are in the process off building up your upstream gas positions. And obviously having Endesa within the fold would increase those requirements. Could you say what your total gas requirements would be if the deal proceeds, and what your current upstream position is, and what you would want it to be? Okay, so I'm trying to get some idea of how much gas you would need to [fire it up].

The second question, given that my first one was perhaps not -- to answer.

Wulf Bernotat - E.ON AG - CEO

You are tricky.

Chris Rogers - JP Morgan - Analyst

One of the risks I would foresee, when the EU talk about market consolidation, their concern is in certain countries that there is over-consolidation and generation. And they do name Germany, and they do name Spain. And they do identify your -- well, the gas business being over-integrated.

Do you foresee a risk that rather than stopping you from doing the deal per se that they might require you to make divestments within your core market? If so, do you think that's something you'll be happy to accept?

Wulf Bernotat - E.ON AG - CEO

First, on which basis -- the last question. On which basis could they force us to make divestments? I really fail to understand why that could happen because we have no dominant market positions across Europe. We are just replacing, in the case, we were successfully replacing a strong market player in Spain. I mean, the shareholders change. The Company remains the same. So why should all of a sudden the Commission say we should divest on some assets? So we are not expecting that to happen, quite frankly. And I would be very surprised if that issue came up at all.

As far as upstream gas is concerned, we maintained our target to produce between 15 and 20% of our gas ourselves. Right now, with the Caledonia acquisition last year, we have achieved about 5%, and we are pursuing a number of projects at this stage to see whether we can actually increase that figure.

And as far as Endesa is concerned, they bring one additional element to our gas business with their current involvement in the energy business, which we are trying to get involved in. And they have got 60 CM energy contractors. They have access to two [journalists] in Spain. They have access also to eight channels to be built in Italy. And that would actually fit very well into our strategy as a sort of first stepping stone into the energy business. That's an additional benefit for us.

Chris Rogers - JP Morgan - Analyst

Okay, then. Thank you.

Kiran Bhojani - E.ON AG - Head of Investor Relations

All right. Thanks, Chris. Next one please.

Operator

Our next question comes from Raimundo Fernandez-Cuesta. Please go ahead and announce your company name.

Raimundo Fernandez-Cuesta - Credit Suisse - Analyst

Hi, this is Raimundo Fernandez-Cuesta from Credit Suisse. Hi there. Two -- well just pretty much one question there, which is related again to the issue of government support -- Spanish government support for this transaction or not. One issue is the government in principle I don't think would like this transaction. That's my view, but we'll see.

But the government certainly has a golden share, which it can use that golden share. Was going to be removed, but it's still in transition or in process of the parliament. But in the event that this golden share is not removed, and is still alive and kicking until June 2007, and taking into account that the government could use other measures -- could have decree laws or anything to try to block you, although it would get into a fight with the European Union. But leaving that aside, are you willing to fight the issue? Are you willing to take it all the way to confront the Spanish government? Or, if the Spanish government is very firmly not in favor of the deal will you walk away? That is the question, thank you.

Wulf Bernotat - E.ON AG - CEO

Well, a lot of questions about the government position, which we simply don't know. We know that the government has supported the Gas Natural bid. We also know that the government has indicated it will not use the golden share in that transaction and with our counter bid I think it would at least be fair to assume that we would be treated in a similar way.

In addition to that, there is legislation underway, as you said, in Spain to remove the golden share because it does not coincide with the EU regulations. And therefore, it would be very hard to believe that the government all of a sudden would use that golden share in order to block a market transaction which in our view the shareholders should decide on and principally not the government because this is a private company, a listed company in Madrid and New York. It has got more than 50% of its shareholder base outside Spain, and I think that should be respected in this context and I think the shareholders should have the final say in this process whether they want to accept our offer or not.

So that's all I can say to the government position. And we should see what statement, if any, the government wishes to make to our proposal.

Raimundo Fernandez-Cuesta - Credit Suisse - Analyst

But the question there is assuming -- and this is just assuming -- assuming the government says we will use the golden share, we will block you. Are you willing to go into a Court fight, which could take ages?

Wulf Bernotat - E.ON AG - CEO

Well, this is really hypothetical at this stage, and I don't think it makes a lot of sense to really comment on potential developments which we don't know yet. I think we have to deal with such issues if and when they come up. And then we have to take decisions, but only then.

Raimundo Fernandez-Cuesta - Credit Suisse - Analyst

Okay, thank you. Thanks.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thanks, Raimundo. Next one, please.

Operator

Our next question comes from Deborah Wilkins. Please go ahead and announce your company name.

Wulf Bernotat - E.ON AG - CEO

Hello Deborah.

Deborah Wilkins Analyst

Hello. [inaudible]. I had a question with regard to the carbon market. Obviously the acquisition of Endesa changes your position in terms of carbon. Could you possibly provide us with an update of your expectations for CFC trading for Europe going forward?

Wulf Bernotat - E.ON AG - CEO

This is a very hard one. We should use a crystal ball or some other means to do that. I think it's too difficult. We have to take your question and come back on this issue.

But there is not yet clarity on how the NAP, the new one, will come out of this process. As far as I know, not in Germany, not in any other European market. And I think we should just take the time to see what actually comes out of this process and what it means for the combined business. We then can give you a more, let's say comprehensive response.

Kiran Bhojani - E.ON AG - Head of Investor Relations

All right, Deborah?

Deborah Wilkins Analyst

Yes, thank you.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thank you. Next one, please.

Operator

The next question comes from Li Dunlop. Please go ahead and announce your company name.

Li Dunlop - Cazenove Group - Analyst

Good afternoon. I'm Li Dunlop from Cazenove London. Hi. I wanted to clarify that you required certain approvals to complete this transaction, one being the General Secretary of Energy. I think that refers to the golden share. The European commission --

Wulf Bernotat - E.ON AG - CEO

No, it's no. The first one is no.

Li Dunlop - Cazenove Group - Analyst

Is that -- that's no?

Wulf Bernotat - E.ON AG - CEO

It's a no to the first part. We don't require consent from that body. For foreigners. But sorry, keep on going.

Li Dunlop - Cazenove Group - Analyst

Okay. But you require that the government allows you to take over Endesa and not exercise the golden share. The European Commission, and I believe the C&E --.

Wulf Bernotat - E.ON AG - CEO

No C&E. European Commission, correct. Government, correct, with still existing golden share, which is on its way out, as I said. But it’s still there.

Li Dunlop - Cazenove Group - Analyst

Okay. Do you aim to seek and receive these approvals before the offer documents are sent to the shareholders?

Wulf Bernotat - E.ON AG - CEO

Well we have to do that as far as the golden share is concerned. And then of course, once being successful we have to include the process in Brussels. But it will only be triggered if we are successful in the transaction.

Li Dunlop - Cazenove Group - Analyst

Okay. What is the reference in the detailed announcement to the General Secretary of Energy? What do you have to file?

Wulf Bernotat - E.ON AG - CEO

We don't have to file anything with that body. We file with the CNMV, which is the Exchange Commission -- the Spanish Exchange Commission this morning. And they have to approve our bid.

Li Dunlop - Cazenove Group - Analyst

It says in the statement relevant notification to the General Secretary of Energy. I'm just trying to find out what that's in reference to.

Wulf Bernotat - E.ON AG - CEO

That's the golden share. And I would like to clarify one point I made before. We can even get the EU clearance before the settlement. We expect a clean passage there.

Li Dunlop - Cazenove Group - Analyst

Okay. Thank you very much.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thank you. Move on.

Operator

Our next question comes from Adrian Fourcade. Please go ahead and announce your company name.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Hello, Adrian.

Adrian Fourcade - Deutsche Bank - Analyst

Hi, good afternoon. This is Adrian Fourcade from Deutsche Bank. First, on your rating commitment. I was wondering whether your new rating commitment of A flat was just a commitment for this transaction, or for the long term.

And then, second question. If you were to be fully successful for the offer, would you consider exchanging Endesa bonds for E.ON bonds in order to limit structural subordination? Thank you.

Wulf Bernotat - E.ON AG - CEO

The second question it is far too early to answer.

The first question. Yes, it's long term and not only for this transaction.

Adrian Fourcade - Deutsche Bank - Analyst

Thank you very much.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thank you. Next one, please.

Operator

Next one comes from [Andreas Feenan]. Please go ahead and announce your company name.

Andreas Feenan Analyst

Yes, good afternoon. My first, just one question left, with regards to --

Kiran Bhojani - E.ON AG - Head of Investor Relations

Andreas, yes. Hi.

Andreas Feenan Analyst

Hi. Just with regards to comments from the Endesa Board of Directors earlier on the Gas Natural bid. We have heard that they see the value of their company at €30. We have seen other companies who were bidding for which saw the value of their company higher than you were prepared to pay.

Has there been any issue in the discussion you -- in the preliminary or early stage discussion you had so far with the Endesa management?

Wulf Bernotat - E.ON AG - CEO

No issue. We did not talk about price. We did not talk about valuation because there are limits as to how far Endesa can go in cooperating with a potential intervener in such a process. So we did not discuss that.

And the figures you were just quoting I think have a lot to do with creating and simulating an expectation rather than necessarily a realistic analysis. And if you were to be a target of a hostile attack, you'd probably say similar things.

So I think we have to wait for the formal reaction from the Board once our bid is approved. And then they have to recommend -- they have to comment on our bid, and then potentially also, of course, on another bid which, in case it's still existing. And we have to wait for the outcome of that process.

But we suspect that we will get principally a positive reaction from the Board because our offer has a number of attractions as compared with the Gas Natural offer. It's all in cash. We are not suggesting to divest assets. So we keep the company intact. That must be positive from a management, but also from an employees’ point of view, inside Endesa.

Andreas Feenan Analyst

Thank you very much.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thank you, Andreas. Next one, please.

Operator

Our next question comes from [Ehrlich Netkoskoy]. Please go ahead and announce your company name.

Marc Watton - BNP Paribas - Analyst

Yes, hi. Actually it's Marc Watton from BNP Paribas.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Oh, Marc. Hi. You’ve changed your name?

Marc Watton - BNP Paribas - Analyst

Yes, I'm Russian. Just following up on Adrian's question about ratings. Obviously in the past you've been fairly committed to a strong single A, which I think the market has seen as an A+. You've obviously gone through some thought process to get to this the strategic benefit of the acquisition. Have you had any negotiations so far with the rating agencies for the rating evaluation services that they offer? Or is this your internal assessment of where you come out to?

Second question, are you committed still to the investment plan from December 20 last year?

Erhard Schipporeit - E.ON AG - CFO

We answer yes. Our €90b program is in place and we stick to this.

And for the first question, we are assuming the rating -- reaction of the rating agencies, and based on these assumptions we have made our commitment. And we know what the rating agencies think, and we know their formulas and their rating criteria. And therefore, we are quite confident that this is what rating agencies expect from us. And therefore, we feel confident and comfortable in committing to a single A flat rating.

Wulf Bernotat - E.ON AG - CEO

There's one additional comment to the first question. We are not just committed to our own investment program. We are committed to Endesa's published investment program. We will continue with the funding of the CTA. We have announced that we will pay the special dividend.

And in addition to that we will pursue a number of those strategic objectives I was referring to in terms of Eastern Europe, Russia, upstream gas and energy. So our financial position is still strong enough to continue with those projects unaffected by this transaction.

Marc Watton - BNP Paribas - Analyst

Just maybe a follow up. This may be a difficult question. Do you think that there is any upside [inaudible]?

Erhard Schipporeit - E.ON AG - CFO

We've been committed to this single effect. And if we enjoy an upside at the end, we will not contradict.

Marc Watton - BNP Paribas - Analyst

All right. Thank you very much.

Wulf Bernotat - E.ON AG - CEO

I think the consequence of all this will be a better financial structure of the Company. And that is something that we have often discussed with our investors. And this will indeed be the consequence of a successful transaction, that we have a much better balance sheet structure. So that also, of course, has an impact on our cost of capital and other things. So that is something which comes in as an additional, but wanted, effect of this transaction.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thank you. Next one, please.

Operator

Our next question comes from Ingo Becker. Please go ahead, and announce your company name.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Hi, Ingo.

Ingo Becker - Keppler Equities - Analyst

Hi, good afternoon. You said that you are not considering restructuring your portfolio at this stage. Just general -- does this change your ambitions or preference for the U.S. market? And the same question for the Russian market.

Wulf Bernotat - E.ON AG - CEO

On the U.S., we responded earlier. So maybe you did not join the call at that time. We see no reason at this stage to change our position in the U.S.

And the same goes for the Russian ambitions. There we will continue the talks which we have started, both on gas production in Russia itself and on the power sector in Russia, which badly needs foreign investment. And the only thing that really is needed in Russia is the right framework for foreign investments so that companies like ourselves can invest and earn a decent return. But that will continue.

Ingo Becker - Keppler Equities - Analyst

Okay. I meant, rather, your next steps rather than considering selling anything right now. That has not changed?

Wulf Bernotat - E.ON AG - CEO

We are not considering any at this moment.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thank you, Ingo.

Ingo Becker - Keppler Equities - Analyst

Thanks.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Next one, please.

Operator

Next question comes from Alessandro D'Erme. Please go ahead, and announce your company name.

Alessandro D'Erme - UBS - Analyst

Hey, good afternoon gentlemen. It's Alessandro D'Erme from UBS. I just wanted to ask you if you could clarify a little bit the process and the timing, the different steps from now to the expected closing in the year '06. That seems a little bit early, isn't it?

Wulf Bernotat - E.ON AG - CEO

Why is it early, sorry?

Alessandro D'Erme - UBS - Analyst

Well, I know. Because the whole process normally takes much longer, so that's why I wanted to [inaudible] the steps there.

Wulf Bernotat - E.ON AG - CEO

But I mean, what has caused some sign of delay in the process so far, that [inaudible] its bit was more the merger control aspect, whether it was Brussels or Spain. In the end, it was Spanish authorities that were responsible for it. And that has taken time with the ultimate decision of the government.

As far as we are concerned, we don't need that. We will get clearance from Brussels, hopefully, in the process, and it is more dependent on whether others want to join the process because it's possible that a third party comes in with another bid. That would also cause some delay if it happens, because then the CNMV would have to analyze and approve such a bid, which would take some time.

But principally, we expect that the closing of the deal can't happen until mid this year.

Alessandro D'Erme - UBS - Analyst

So when do you expect the acceptance to your -- more or less to your bid?

Wulf Bernotat - E.ON AG - CEO

It's not yet for us because so far, the CNMV has not formally approved Gas Natural's bid, and so we have to go in sequence. First, they have to approve that bid, then they have to approve our counter bid, then we have to see whether a competing bid comes out and -- or other bids. And then the process proceeds another step. If that happened, that the Commission could ask the bidders to improve their biddings if that is what they want.

Alessandro D'Erme - UBS - Analyst

Okay, thanks fellows.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thank you.

Operator

Our next question comes from [Tom Lyons]. Please go ahead, and announce your company name.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Tom?

Tom Lyons - UBS - Analyst

Hi, it's Tom Lyons in Credit Research at UBS. Apologies in advance for what I think may be slightly repetitive question following up from your press conference earlier today. But I was hoping that you could clarify your intentions with U.K. market. And in particular, Endesa and your bid for Endesa has any implications at all for your previously expressed interest in Scottish Power.

Wulf Bernotat - E.ON AG - CEO

Quite frankly, our bid today has nothing to do with our interest in the U.K. market. I mean, you know that we walked away for good reasons from that deal, and that's it. And we are today fired a bid for Endesa. And I think those two things are not interrelated.

Tom Lyons - UBS - Analyst

So can we say then that your interest in Scottish Power, or the possibility that you would pursue that company, remains real?

Wulf Bernotat - E.ON AG - CEO

No. You can't interpret anything into my statement. And I don't want to comment on that issue, quite frankly. We don't have to say anything as far as our previous interest in that company is concerned, and we should not because we are bound by the takeover code anyway. So this is a no issue as far as coming from our side are concerned.

Tom Lyons - UBS - Analyst

Thank you.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thank you. Next one, please.

Operator

We have another question from Chris Rogers. Please go ahead.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Hi, Chris.

Chris Rogers - JP Morgan - Analyst

Yes, hi. Sorry.

Kiran Bhojani - E.ON AG - Head of Investor Relations

No problem.

Chris Rogers - JP Morgan - Analyst

Just coming back to the timing issue with the deal. Just to be -- I just want to get the sequence of events right. Before you do anything else, do you have to get the CNMV approval? That is before the EU reference, before talking to the Spanish government about golden shares, all of that, you have to get the CNMV approval first, is that correct?

Wulf Bernotat - E.ON AG - CEO

No, it can go in parallel, actually. So we would not lose time.

Chris Rogers - JP Morgan - Analyst

Okay, so when do you plan to file with the EU?

Wulf Bernotat - E.ON AG - CEO

That's probably in the first half of March.

Chris Rogers - JP Morgan - Analyst

First half of March. And they -- am I correct in saying they take at least 1 month, but could then take another three months after that if they chose to do so.

Wulf Bernotat - E.ON AG - CEO

That is their decision, but since we believe that there should not be any real issues existing from an EU perspective, we hope for this one month period. So we get cleared after one month.

Chris Rogers - JP Morgan - Analyst

Okay, but CNMV can take as long as they want, is that correct?

Wulf Bernotat - E.ON AG - CEO

Well, I think that they have to decide within an appropriate time frame. But I think there is no given time limit.

Chris Rogers - JP Morgan - Analyst

Okay. And then with regards to the Spanish golden share issue, you have to make a filing to them. When will that be done, and is there any timetable there as well?

Wulf Bernotat - E.ON AG - CEO

That we can start pretty soon. We will probably do that in the next few days.

Chris Rogers - JP Morgan - Analyst

Okay. And then finally, in terms of the waiver of the bylaw restrictions, is that something that's scheduled for the next Endesa AGM, or will there need to be an EGM for that?

Wulf Bernotat - E.ON AG - CEO

Yes, it should be Extraordinary General Meeting.

Chris Rogers - JP Morgan - Analyst

Okay. And they take at least 1 month to set up I think, is that correct?

Wulf Bernotat - E.ON AG - CEO

Yes.

Chris Rogers - JP Morgan - Analyst

Okay. All right. Good, I'll stop pestering you.

Kiran Bhojani - E.ON AG - Head of Investor Relations

You are now [inaudible] questions. I'll come back to you.

Chris Rogers - JP Morgan - Analyst

Thank you very much.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thanks, Chris.

Wulf Bernotat - E.ON AG - CEO

Maybe you want to have the time exactly of the AGM or EGM.

Operator

We have another question from Karin Brinkmann. Please go ahead.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Hello Karin.

Karin Brinkmann Analyst

Hello, [inaudible]. One question is left for me. You mentioned that Endesa will not really be integrated but will stand alone. Does this mean that you think or hope that the whole management will stay on board for Endesa?

Wulf Bernotat - E.ON AG - CEO

Okay, maybe I should clarify that issue. I mean we are integrating Endesa as a new market unit into our existing management structure. And the role and the autonomy such market units have is comparable with the one we have in the U.K. at the moment, or the one we have in Munich for an energy, or in Sweden for E.ON Sverige.

So they are supposed to run that business. They are supposed to implement their budgets, and they are supposed to deliver their budgeted figures.

And the top management, or the CEOs of those market units, will join or have joined already our top executive committee, which is consisted of the E.ON Board, plus the CEOs of our market units. And this top executive committee will meet once a month to discuss all business issues.

And the other senior managers of our market units, and that would also apply to Endesa, are integrated into our other management groups. We have the top executive team and the top executive group. The first one comprised of about 50 people, the second one 230 so far. Those figures will go up a little because we have to integrate the new executives from Endesa into those teams.

So that is the approach we have in running our business. And it will not change as a consequence of this transaction.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Okay, Karin?

Karin Brinkmann Analyst

Okay. When I'm allowed, may I ask a very short question?

Kiran Bhojani - E.ON AG - Head of Investor Relations

Very short question, go ahead.

Karin Brinkmann Analyst

Endesa is bidding for Dolna Odra. Have you any signs from them that they agree with you, or --

Wulf Bernotat - E.ON AG - CEO

I think they are in the final phase of this transaction. In principal, I understand it has been agreed already that they will buy this power station. And if so, we would welcome such a transaction because it would give us another acquisition in the Polish market which from our perspective still is an important market where our position is not yet developed to the extent wanted.

Karin Brinkmann Analyst

Okay, thank you.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thank you, Karin. Next question, please.

Operator

The next question comes from Vincent Giles. Please go ahead, announcing your company name.

Vincent Giles - Heuda - Analyst

Just something really interesting. We've been on the phone for an hour and a half and no one has challenged you on the price of your offer. Which [inaudible] you said that Endesa is now worth €27.5, a stock that was worth less than 20 less than six months ago. Can you explain to us how you have gone, actually, to that number? Is it on the base of where the Endesa management has presented in its defense against the bid from Gas Nat. Is it based on your numbers -- numbers you have run before the companies have actually presented these events? Knowing that many people challenge their defense as the typical, I would say, reaction to the company being bid for?

Wulf Bernotat - E.ON AG - CEO

Well, if we have done our own evaluation using a different approach, and looking at the different markets. In Spain, we have actually modeled the Endesa business according to our own assumptions based on our own experience. And we came to a valuation for this important market. For Italy we got basically the value of the existing assets.

The same goes for France, where just recently a transaction concerning SNET has taken place when Endesa was selling -- sorry, EDF is about to sell its position of 35% in SNET to ENEL, so they put a market value there.

And in Latin America, again we have taken the profitability as a base of the individual companies for our own valuation.

So we feel pretty comfortable with the overall result of that valuation. Of course, we have compared it with multiples in comparable transactions. We have looked at analysts' reports, looked at high and low figures, which you have seen there. And taking all those information into account led us to conclude that our offer represents a fair value of the company and at the same time an attractive offer to the Endesa shareholders.

Vincent Giles - Heuda - Analyst

Mr. Bernotat, can I keep you on that. On the '06 and '07 numbers, would you say that the numbers you are using are comparable to the targets given by Endesa after they were bid for, or would you say numbers are higher? Are they slightly lower, or --

Wulf Bernotat - E.ON AG - CEO

Well, we have looked at those plans, and we have tried to verify the assumptions. And as I said in a response much earlier, we have also taken a number of assumptions as far as regulations are concerned. And in that respect, I think we were more conservative than the Endesa management was.

So overall, we believe that based on this very, let us say tedious and thorough approach, we have a pretty good figure in our head what the value of the company is.

Vincent Giles - Heuda - Analyst

Kiran, can I ask a follow up one, or we've got more to come?

Kiran Bhojani - E.ON AG - Head of Investor Relations

One more minute we have.

Vincent Giles - Heuda - Analyst

Okay, can I or can't I?

Kiran Bhojani - E.ON AG - Head of Investor Relations

One more, yes go ahead.

Vincent Giles - Heuda - Analyst

When did you start working on that deal? Was it after Gas Nat bid, or was it before that?

Wulf Bernotat - E.ON AG - CEO

It was after. We made the first contact to Endesa in mid-November, and we had the first formal meeting on December 1. And since then we have been in very regular and detailed contact.

Vincent Giles - Heuda - Analyst

Thank you very much.

Kiran Bhojani - E.ON AG - Head of Investor Relations

I think we will take the last one more small short question and I think that's it.

Operator

Thank you. The final question then comes from [Henrik van Voovent]. Please go ahead, announcing your company name.

Henrik van Voovent Analyst

Hi, Henrik from [inaudible].

Kiran Bhojani - E.ON AG - Head of Investor Relations

Henrik.

Wulf Bernotat - E.ON AG - CEO

Hi, how are you?

Henrik van Voovent Analyst

I'm real well. Just one question. Do you have a plan B if this deal falls through?

Wulf Bernotat - E.ON AG - CEO

Well, the plan B can only be that there is no deal. And then we will continue with what we've done before up until today to pursue other options, and the ones I was mentioning before in terms of Eastern Europe, Russia, upstream energy. So that will continue anyway.

And so therefore, I cannot say there is another target waiting in the wings to be taken up by us. But we will constantly screen the market and see what's happening there. And on that basis, we might move to other solutions if and when, but only then, this deal fails for whatever reasons, which we don't expect.

Henrik van Voovent Analyst

Thank you.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thank you. I guess, Steven, that that concludes our conference call and we are looking forward to seeing you on the road show.

Thank you for joining us as a short notice, and [technical difficulty].

Wulf Bernotat - E.ON AG - CEO

As Kiran said, we will see many of you in our very short compact road show. And I would like to ask for your understanding that we are planning to have a major conference at each location first, and then just as you [inaudible] that's all we can do because [inaudible] in a short period of time.

Until then, I wish you well, I see you.

Kiran Bhojani - E.ON AG - Head of Investor Relations

Thank you very much. Steven, this concludes our conference call.

Operator

Thank you, sir. Ladies and gentlemen, that concludes the conference. You may now disconnect your lines. Thank you.